FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2014 THIRD QUARTER FINANCIAL RESULTS

Clarksville, Indiana—June 23, 2014. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $1.5 million and net income available to common shareholders of $1.4 million, or $0.64 per diluted share, for the quarter ended June 30, 2014 compared to net income and net income available to common shareholders of $1.1 million, or $0.48 per diluted share, for the quarter ended June 30, 2013.

Net interest income after provision for loan losses increased $529,000 for the quarter ended June 30, 2014 as compared to the same period in 2013. Interest income increased $233,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $48.0 million from $595.4 million for 2013 to $643.4 million for 2014, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.64% for 2013 to 4.46% for 2014. Interest expense decreased $36,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 0.71% for 2013 to 0.62% for 2014, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $50.4 million from $511.4 million for 2013 to $561.8 million for 2014. The provision for loan losses decreased $260,000 from $560,000 for 2013 to $300,000 for 2014. Nonperforming loans, which consists of nonaccrual loans and loans over 90 days past due and still accruing interest, decreased $4.2 million from $9.1 million at September 30, 2013 to $4.9 million at June 30, 2014. The decrease in nonperforming loans is due primarily to a single commercial real estate loan with an outstanding balance of $4.0 million that was reclassified from nonaccrual to accruing status in the December 2013 quarter. Net charge-offs were $368,000 for the quarter ended June 30, 2014 compared to net charge-offs of $614,000 for the same period in 2013.

Noninterest income increased $256,000 for the quarter ended June 30, 2014 as compared to the same period in 2013. The increase was due primarily to increases in net gain on trading account securities, net gain on sales of available for sale securities and real estate lease income of $240,000, $122,000 and $71,000, respectively, which more than offset a decrease in net gain on sales of loans of $163,000.

Noninterest expenses increased $377,000 for the quarter ended June 30, 2014 as compared to the same period in 2013. The increase was due primarily to increases in compensation and benefits expense and professional fees of $227,000 and $147,000, respectively. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases. The increase in professional fees expense is due primarily to increased investment management fees related to the trading account securities portfolio as a result of the higher level of performance in the 2014 period as compared to the 2013 period.

The Company recognized income tax expense of $534,000 for the quarter ended June 30, 2014, for an effective tax rate of 26.8%, compared to income tax expense of $441,000, for an effective tax rate of 27.9%, for the same period in 2013.

Results of Operations for the Nine Months Ended June 30, 2014 and 2013

The Company reported net income of $4.0 million and net income available to common shareholders of $3.9 million, or $1.74 per diluted share, for the nine-month period ended June 30, 2014 compared to net income of $3.3 million and net income available to common shareholders of $3.2 million, or $1.41 per diluted share, for the nine-month period ended June 30, 2013.

Net interest income after provision for loan losses increased $1.2 million for the nine months ended June 30, 2014 as compared to the same period in 2013. Interest income increased $196,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $43.5 million from $587.2 million for 2013 to $630.7 million for 2014, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.80% for 2013 to 4.52% for 2014. Interest expense decreased $331,000 when comparing the two periods due primarily to a decrease in the average cost of interest-bearing liabilities from 0.79% for 2013 to 0.65% for 2014, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $41.2 million from $510.0 million for 2013 to $551.2 million for 2014. The provision for loan losses decreased $658,000 from $1.6 million for 2013 to $904,000 for 2014. Net charge-offs were $450,000 for the nine months ended June 30, 2014 compared to net charge-offs of $1.1 million for the same period in 2013.

Noninterest income increased $817,000 for the nine months ended June 30, 2014 as compared to the same period in 2013. The increase was due primarily to increases in net gain on trading account securities, other income, real estate lease income and net gain on sales of available for sale securities of $371,000, $270,000, $228,000 and $122,000, respectively, which more than offset a decrease in net gain on sales of loans of $223,000. The increase in other income is due primarily to a litigation settlement of $277,000 received in the March 2014 quarter as a partial recovery of losses on commercial bond investments recognized by Community First Bank in 2008.

Noninterest expenses increased $966,000 for the nine months ended June 30, 2014 as compared to the same period in 2013. The increase was due primarily to increases in compensation and benefits expense, professional fees and occupancy and equipment expense of $626,000, $292,000 and $253,000, respectively, which more than offset decreases in other operating expenses of $182,000. The increase in compensation and benefits expense is due primarily to normal salary, wages and benefits increases. The increase in occupancy and equipment expense is due primarily to the Bank’s new branch location in New Albany, Indiana, which opened in August 2013. The increase in professional fees expense is due primarily to $257,000 for consulting services related to a revenue enhancement and operating expense efficiencies project for the nine months ended June 30, 2014, and increased investment management fees related to the trading account securities portfolio as a result of the higher level of performance in the 2014 period as compared to the 2013 period. The decrease in other operating expenses is due primarily to a decrease of $227,000 in expenses associated with the Company’s debit card reward points program during the 2014 period as compared to the 2013 period.

The Company recognized income tax expense of $1.6 million for the nine months ended June 30, 2014, for an effective tax rate of 28.2%, compared to income tax expense of $1.2 million, for an effective tax rate of 27.1%, for the same period in 2013.

Comparison of Financial Condition at June 30, 2014 and September 30, 2013

Total assets increased $41.3 million from $660.5 million at September 30, 2013 to $701.8 million at June 30, 2014. Investment securities, net loans and cash surrender value of life insurance increased $23.0 million, $15.4 million and $5.4 million, respectively. Total deposits increased $47.5 million due primarily to a $46.2 million increase in brokered certificates of deposit, which more than offset attrition in retail certificates of deposit.

Stockholders’ equity increased $3.4 million from $82.3 million at September 30, 2013 to $85.7 million at June 30, 2014. The Company repurchased 122,242 shares of its common stock for $2.8 million during the nine-month period ended June 30, 2014. At June 30, 2014, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended		Nine Months Ended
	June, 30		June, 30
OPERATING DATA:	2014	2013	2014	2013
(In thousands, except share and per share data)

Total interest income	$6,922	$6,689	$20,646	$20,450
Total interest expense	873	909	2,683	3,014

Net interest income	6,049	5,780	17,963	17,436
Provision for loan losses	300	560	904	1,562

Net interest income after provision for loan losses	5,749	5,220	17,059	15,874

Total noninterest income	1,291	1,035	3,777	2,960
Total noninterest expense	5,050	4,673	15,235	14,269

Income before income taxes	1,990	1,582	5,601	4,565
Income tax expense	534	441	1,581	1,238

Net Income	$1,456	$1,141	$4,020	$3,327

Less: Preferred stock dividends declared	(43)	(43)	(129)	(129)

Net Income available to common shareholders	$1,413	$1,098	$3,891	$3,198

Net Income per share, basic	$0.68	$0.51	$1.83	$1.48
Weighted average common shares outstanding, basic	2,092,938	2,173,914	2,130,599	2,164,281

Net Income per share, diluted	$0.64	$0.48	$1.74	$1.41
Weighted average common shares outstanding, diluted	2,201,323	2,277,824	2,237,193	2,261,821

Performance ratios (annualized):
Return on average assets	0.83%	0.70%	0.78%	0.68%
Return on average equity	6.88%	5.39%	6.40%	5.28%
Return on average common stockholders' equity	8.62%	6.76%	8.04%	6.64%
Interest rate spread	3.84%	3.93%	3.87%	4.01%
Net interest margin	3.92%	4.03%	3.95%	4.11%
Efficiency ratio	68.80%	68.57%	70.08%	69.96%

	June 30,	September 30,
FINANCIAL CONDITION DATA:	2014	2013
(Dollars in thousands, except per share data)

Total assets	$701,811	$660,455
Cash and cash equivalents	19,385	20,815
Investment securities	196,762	173,794
Gross loans	429,785	413,913
Allowance for loan losses	5,992	5,538
Earning assets	637,760	600,776
Goodwill	7,936	7,936
Core deposit intangibles	1,811	2,069
Deposits	525,195	477,726
FHLB borrowings	79,749	89,348
Total liabilities	616,148	578,202
Stockholders' equity	85,663	82,253

Book value per common share	31.48	28.32
Tangible book value per common share	27.00	23.97

Non-performing assets:
Nonaccrual loans	3,922	8,893
Accruing loans past due 90 days	1,016	164
Troubled debt restructurings classified as performing loans	9,691	5,930
Foreclosed real estate	714	799
Other nonperforming assets	2	2

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.37%	1.32%
Allowance for loan losses as a percent of nonperforming loans	121.34%	61.15%
Nonperforming loans as a percent of total loans	1.13%	2.17%
Nonperforming assets as a percent of total assets	2.19%	2.39%